SUBSCRIPTION AGREEMENT

         This SUBSCRIPTION AGREEMENT (the "Agreement") dated as of August 23, 2001, is made and entered into by and among Marlton Technologies, Inc., a New Jersey corporation (the "Company"), and Marlton Technologies (PA), Inc., a newly formed Pennsylvania corporation (the "Surviving Corporation" and together with the Company, the "Marlton Parties"), and Robert Ginsburg ("Ginsburg") and Alan Goldberg ("Goldberg") (collectively, the "Investors").

                                    RECITALS

         The Company proposes to reincorporate in Pennsylvania as a Pennsylvania corporation by merging with and into the Surviving Corporation, as a result of which each outstanding share of the Company's common stock, par value $0.10 per share (the "Company Common Stock") will be converted into one share of the Surviving Corporation's common stock without par value (the "Common Stock") (the "Reincorporation").

         The Marlton Parties and Scott Tarte and Jeffrey Harrow (the "Purchasers") have entered into a subscription agreement (the "Other Agreement") regarding the purchase of shares of Common Stock ("Shares") and warrants ("Warrants") in the form of Exhibit A-2 thereto to purchase shares (the "Warrant Shares") of Common Stock.

         The Marlton Parties desire to issue to the Investors and the Investors desire to acquire, in the aggregate, 1,300,000 Shares of the Surviving Corporation's Common Stock and Warrants to purchase 1,300,000 Shares.

         Now, therefore, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                         ISSUANCE OF SHARES AND WARRANTS

         Upon the terms and subject to the conditions set forth in this Agreement, simultaneously with the closing of the Other Agreement (the "Closing Date" or the "Closing"), the Marlton Parties will issue, transfer and convey, and (i) Ginsburg will purchase 1,000,000 Shares and 1,000,000 Warrants in exchange for $500,000; and (ii) Goldberg will purchase 300,000 Shares and 300,000 Warrants in exchange for $150,000.

                                   ARTICLE II
                      CLOSING DOCUMENTS; CLOSING CONDITIONS

         Section 2.1 Documents to Be Delivered by the Marlton Parties. The Marlton Parties agree to deliver to the Investors on the Closing Date (i) the Registration Rights Agreement (as defined in the Other Agreement) executed by the Marlton Parties, (ii) the Warrants executed by the Marlton Parties, (iii) certificates representing the Shares, (iv) the Additional Employment Agreement (as definded in the Other Agreement) executed by the Marlton Parties party thereto and (v) such other documents and showings as shall reasonably be required by the Investors.

         Section 2.2 Documents to Be Delivered by the Investors. The Investors agree to deliver to the Marlton Parties on the Closing Date (i) the Purchase Price in cash, (ii) the Registration Rights Agreement executed by the Investors,
(iii) the Additional Employment Agreement executed by Ginsburg and (iv) such other documents and showings as shall reasonably be required by the Marlton Parties and their counsel.

         Section 2.3 Conditions to the Obligations of All Parties. The respective obligations of each party to effect this Agreement and the other transactions contemplated herein shall be subject to the consummation of the transactions contemplated by the Other Agreement.

         Section 2.4 Termination. This Agreement may be terminated as to either or both Investors before the Closing Date (i) by mutual written consent of such Investor and the Company, or (ii) as provided in Section 8.2 of the Other Agreement, which is hereby incorporated by reference into this Agreement.

                                   ARTICLE III
           REPRESENTATIONS, WARRANTIES AND AGREEMENT OF THE INVESTORS

         Each of the Investors hereby severally represents and warrants as to himself to, and agrees with, the Marlton Parties as set forth in Article III of the Other Agreement, which is hereby incorporated by reference into this Agreement as though each of the representations and warranties therein was being made herein by each of the Investors.

                                   ARTICLE IV
                               GENERAL PROVISIONS

         Article IX and Section 4.3 of the Other Agreement are hereby incorporated by reference into this Agreement, provided that the address for each of the Investors for notices shall be 2828 Charter Road, Philadelphia, PA 19154, without copies sent to any other party.


MARLTON TECHNOLOGIES, INC.                 MARLTON TECHNOLOGIES (PA), INC.


By: /s/ Seymour Hernes                     By: /s/Seymour Hernes
    ------------------                         -----------------
Name:   Seymour Hernes                     Name:  Seymour Hernes
Title   Vice Chairman of the Board         Title: Vice Chairman of the Board

ROBERT GINSBURG                            ALAN GOLDBERG

By: /s/ Robert Ginsburg                    By: /s/ Alan Goldberg
    -------------------                            -------------
        Robert Ginsburg                            Alan Goldberg